Exhibit 10.5

SECURITY AGREEMENT
EQUIPMENT

This Security Agreement is entered into this 30th day of September, 2009, between GEOFFREY C. WEBER, as Trustee of the Pak-It Members’ Trust, 221 Turner Street, Clearwater, Florida 33756, hereinafter referred to as "Secured Party", and PAK-IT, LLC and DICKLER CHEMICAL LABORATORIES, INC., both of 221 Turner Street, Clearwater, Florida 33756 hereinafter referred to, individually and collectively, as "Debtor".  The parties agree as follows:

1.  To secure the payment of indebtedness evidenced by a promissory note or notes executed by 310 Holdings, Inc. to Secured Party and any all extensions and renewals thereof and any and all liabilities or obligations of 310 Holdings, Inc. or Debtor to Secured Party, direct or indirect, absolute or contingent, now existing or hereafter arising, now due or hereafter to become due, Debtor does hereby grant a continuing security interest in the collateral described in Paragraph 2 hereof.

2.  Collateral.  The collateral is all furniture, furnishings, machinery and other equipment of the Debtor together with all replacements, repairs, additions and accessions to the property and all other furniture, furnishings, machinery and other equipment in which Debtor may acquire an interest subsequent to this security agreement.  As further security, Debtor grants to Secured Party a security interest in all property of Debtor which is or may hereafter be in Secured Party's possession in any capacity, including all monies owed or to be owed by Secured Party to Debtor and with respect to all of such property, Secured Party shall have the same rights as it has with respect to the Collateral.

3.  Debtors Covenants.  Debtor shall:

(a) keep and maintain the collateral in good condition and repair and not misuse or abuse it, waste or allow it to deteriorate except for ordinary wear and tear;

(b)  insure the collateral (until this security agreement is terminated) against fire and all other expected risks to which it is exposed and those which the Secured Party may designate, with policies and amounts acceptable to the Secured Party and payable to both Debtor and the Secured Party, as their interests appear, and with duplicate policies deposited with the Secured Party;

(c)  keep the collateral at the Debtors’ existing places of business where the Secured Party may inspect it at any time, and not remove it unless Debtor notifies the Secured Party in writing and the Secured Party consents in writing in advance of its removal to another location;

(d) Debtor shall notify the Secured Party in writing of the acquisition of any after-acquired property included in the collateral promptly after acquisition;

(e)  Debtor may not sell, transfer, exchange or otherwise dispose of the collateral or permit it to be subjected to any unpaid charge or any subsequent interest of a third person unless the Secured Party consents in advance in writing to the charge, transfer, disposition, or subsequent interest;

(f)  Debtor shall execute alone or with the Secured Party any document or procure any document, and pay all connected costs, necessary to protect the security interest against the rights or interests of third persons;

(g)  Debtor shall immediately and without demand reimburse the Secured Party for all sums expended by the Secured Party in connection with any action to remedy a default which the Secured Party elects, including reasonable attorneys' fees;

(h)  Debtor shall not affix any of the collateral to real estate so as to make the collateral fixtures.

4.  Default.  A material misrepresentation or misstatement in connection with, noncompliance with or nonperformance of Debtor's covenants hereunder or pursuant to the notes secured hereunder or any other agreement between Debtor and Secured Party constitutes a default under this security agreement.  In addition, Debtor is in default if bankruptcy or insolvency proceedings are instituted by or against Debtor or if Debtor makes an assignment for the benefit of creditors.

5.  Secured Party's Rights and Remedies.  Upon Debtor's default, the Secured Party may exercise the rights of a Secured Party under the Uniform Commercial Code, and in addition to those rights may:

       (a) without notice to or demand upon Debtor, make such payments and do such acts as the Secured Party considers necessary to protect its security interest in the collateral;

       (b)  take possession of the collateral, or any part of it and pay, purchase, contest or compromise any encumbrance, charge or lien which in the judgment of the Secured Party appears to be prior or superior to this security interest, and in exercising these powers or authority pay all expenses incurred in connection with them;

(c)  without notice to or demand upon Debtor, declare all obligations and agreements secured by this agreement to be immediately due and payable, and enter upon the premises where the collateral may be and take possession of it and remove it;

(d)  sell the collateral and apply the proceeds in the manner provided by the Uniform Commercial Code.  Secured Party is also entitled to reasonable attorneys' fees and legal expenses incurred in retaking and selling the collateral.

6.  Additional Agreements, Warranties and Affirmations.  Debtor agrees, warrants and affirms that there is no adverse claim or lien, security interest, or encumbrance in or on the collateral except for the security interest granted in this agreement, except for the following:

USAmeriBank has a prior perfected security interest in equipment of Dickler Chemical Laboratories, Inc. and Pak-It, LLC to which the security interest granted hereby is subordinate.

Debtor has full right, power and authority to create the security interest granted by this agreement and consents to the filing of financing statements to perfect the security interest granted hereby.

Executed at Clearwater, Florida, on the 30th day of September, 2009.

Creditor:	Debtor:
/s/ Geoffery C. Weber,	Dickler Chemical Laboratories, Inc., a Florida corporation
Geoffery C. Weber, As Trustee of the Pak-It Members’ Trust	By: /s/ Robert Shoemaker,
Robert Shoemaker, V.President

Pak-It, LLC, a Florida limited liability company
By: /s/ Robert Shoemaker,
Robert Shoemaker, Manager